UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.   )

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Teradyne, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Thursday, May 24, 2007, at 10:00 A.M. Eastern Time, at the Conference Center at Waltham Woods, 860 Winter Street, Waltham, Massachusetts 02451, for the following purposes:

1. To elect three members to the Board of Directors to serve as Class III directors.

2. To approve an amendment to the 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 5,000,000 shares.

3. To approve an amendment to the Amended and Restated By-Laws to adopt majority voting in uncontested director elections.

4. To ratify the selection of the firm of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2007.

5. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on April 4, 2007, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

EILEEN CASAL, Secretary

April [__], 2007

Shareholders are requested to vote in one of the following three ways: (1) by completing, signing and dating the enclosed proxy card and returning it in the enclosed stamped envelope by return mail, (2)

by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

2007 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

i

ii

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

April [__], 2007

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors (“Board”) of Teradyne, Inc. (“Teradyne”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 24, 2007, at 10:00 A.M. Eastern Time, at The Conference Center at Waltham Woods, 860 Winter Street, Waltham, Massachusetts 02451.

Only shareholders of record as of the close of business on April 4, 2007 (the “Record Date”), will be entitled to vote at this annual meeting and any adjournments thereof. As of the Record Date, [            ] shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the annual meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary delivered at any time before it is exercised, including at the annual meeting.

All properly completed proxy forms returned in time to be cast at the annual meeting will be voted. The shareholders will also consider and vote upon the following proposals put forth by the Board:

1. To elect three members to the Board of Directors to serve as Class III directors.

2. To approve an amendment to the 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 5,000,000 shares.

3. To approve an amendment to the Amended and Restated By-Laws to adopt majority voting in uncontested director elections.

4. To ratify the selection of the firm of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2007.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR the proposals listed above. With respect to the election of directors, any shareholder submitting a proxy has a right to withhold authority to vote for any individual nominee by writing that nominee’s name in the space provided on the proxy. The proxies will be voted as described under the section “Election of Directors.”

Shareholders may vote in one of the following three ways:

1. by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope by return mail,

2. by completing a proxy using the toll-free telephone number listed on the proxy card, or

3. by completing a proxy on the Internet at the address listed on the proxy card.

A majority of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. For this annual meeting, Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the meeting. On all other matters being submitted to shareholders, an affirmative vote of at least a majority of the shares voting on the matter at the meeting is required for approval. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are not included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are also not included. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section called “Shareholder Proposals and Board Candidates” for additional information.

An annual report on Form 10-K containing financial statements for the fiscal year ended December 31, 2006 has been mailed to the shareholders with this proxy statement. This proxy statement, the annual report, and the accompanying proxy were first mailed to shareholders on or about April [__], 2007.

OWNERSHIP OF SECURITIES

Securities Ownership Of Certain Beneficial Owners And Management

The following table sets forth as of April 4, 2007 information relating to the beneficial ownership of Teradyne’s common stock by each director and executive officer, individually and as a group.

Name	Amount and Nature of Ownership(1)(2)	Percent of Class
James W. Bagley(3)	159,364	*
Gregory R. Beecher	347,830	*
Michael A. Bradley(4)	905,463	*
Albert Carnesale	76,541	*
Eileen Casal	152,701	*
Edwin J. Gillis	0	*
Jeffrey Hotchkiss	112,413	*
Mark E. Jagiela	230,803	*
Vincent M. O’Reilly	65,320	*
Paul J. Tufano	30,241	*
Roy A. Vallee(5)	94,103	*
Patricia S. Wolpert(6)	93,041	*
All executive officers and directors as a group (12 people consisting of 5 executive officers and 7 non-employee directors)(7)	2,267,820

 * less than 1%

(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.
(2)

Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of April 4, 2007, or (ii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Bagley, 85,943 shares (including 15,443 shares issuable pursuant to the Deferral Plan); Mr. Beecher, 325,961 shares; Mr. Bradley, 796,381 shares; Mr. Carnesale, 70,500 shares; Ms. Casal, 140,000 shares; Mr. Hotchkiss, 90,000 shares; Mr. Jagiela, 211,511 shares; Mr. O’Reilly, 61,699 shares (including 1,199 shares issuable pursuant to the Deferral Plan); Mr. Tufano 25,000 shares; Mr. Vallee, 86,862 shares (including 7,362 shares issuable pursuant to the Deferral Plan); Ms. Wolpert, 70,500 shares; all directors and executive officers as a group, 1,964,357 shares (including 24,004 shares issuable pursuant to the Deferral Plan).

(3)	Includes 73,421 shares of common stock held in a family trust for the benefit of Mr. Bagley and his wife.
(4)	Includes 109,082 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(5)	Includes 7,241 shares of common stock held in a family trust for the benefit of Mr. Vallee and his wife.
(6)	Includes 3,000 shares of common stock held by Ms. Wolpert’s husband.
(7)	The group is comprised of Teradyne’s executive officers and directors on April 4, 2007. Includes (i) an aggregate of 1,940,353 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of April 4, 2007 granted under the stock plans and (ii) an aggregate of 24,004 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

Listed below are certain persons who, based upon Schedule 13G filings made since December 31, 2006, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp.(1)	28,454,822	14.9%
82 Devonshire Street Boston, Massachusetts 02109
T. Rowe Price Associates, Inc. (2)	17,313,089	9.1%
100 E. Pratt Street Baltimore, Maryland 21202
Capital Group International, Inc.(3)	16,450,510	8.7%
11100 Santa Monica Boulevard, 15th Floor Los Angeles, California 90025

(1)	As set forth in Amendment No. 9 to a Schedule 13G, filed on February 14, 2007, FMR Corp. had, as of December 31, 2006, sole dispositive power with respect to all of the shares and sole voting power with respect to 1,470,358 shares. Fidelity Management and Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc., each a wholly owned subsidiary of FMR Corp., are the beneficial owners of 26,990,464 shares, 6,200 shares and 171,353 shares, respectively. The interest of Magellan Fund, an investment company registered under the Investment Company Act of 1940, as amended, amounted to 19,805,264 shares.
(2)	The securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	As set forth in Amendment No. 12 to a Schedule 13G, filed on February 12, 2007, Capital Group International, Inc. (“Capital Group”) had, as of December 29, 2006, sole dispositive power with respect to all of the shares and sole voting power with respect to 13,802,050 shares. Capital Group is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the shares. Capital Group does not have direct investment power or voting power over any of the shares and disclaims beneficial ownership over all of the shares, however, Capital Group may be deemed to “beneficially own” such shares by virtue of Rule 13d-3 under the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the New York Stock Exchange. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of these forms and written representations received from the directors and executive officers, Teradyne believes that all Section 16 filing requirements were met during the year January 1, 2006 through December 31, 2006.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of eight members, six of whom are independent directors and seven of whom are not employees of Teradyne. The Board is currently divided into three classes, with each class serving a three-year term. However, the Board recently amended Teradyne’s bylaws to provide that each director be elected annually for a one-year term. The amendment is effective at the 2008 annual meeting of shareholders. As a result, the terms of all classes of directors will expire at the 2008 annual meeting. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Gillis and Tufano and Ms. Wolpert for election. Teradyne has no reason to believe that any of the three nominees for election will be unable to serve, however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. As stated above, if elected, each director will hold office until the 2008 annual meeting of shareholders, at which time all of the members of the Board will stand for election.

The Board recommends a vote FOR the election to the Board of each of Messrs. Gillis and Tufano and Ms. Wolpert.

The following table sets forth the nominees to be elected at this annual meeting and all other current directors, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, and any other public company boards which he or she serves.

Nominees for Class III Directors (Terms Will Expire at the 2008 Annual Meeting)

Director’s Name	Year Nominee First Became Director	Position, Age, Principal Occupation, Business Experience and Other Directorships
Edwin J. Gillis	2006

Director

Mr. Gillis, 58, served as Senior Vice President of Administration and Integration of Symantec Corporation from July 2005 to December 2005, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005. From September 1995 to November 2002, Mr. Gillis served as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation. Prior to joining Lotus, Mr. Gillis served as the Chief Financial Officer of Lotus Development Corporation. From 1976 to June 1991, Mr. Gillis was as a Certified Public Accountant and partner at Coopers & Lybrand L.L.P.

Director’s Name	Year Nominee First Became Director	Position, Age, Principal Occupation, Business Experience and Other Directorships
Paul J. Tufano	2005

Director

Mr. Tufano, 53, has served as Executive Vice President and Chief Financial Officer of Solectron since January 2006. On February 14, 2007, Mr. Tufano assumed the additional role of interim Chief Executive Officer at Solectron. Prior to joining Solectron, Mr. Tufano served as President and Chief Executive Officer at Maxtor Corporation from February 2003 to November 2004. Prior to that time, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation (“IBM”).

Patricia S. Wolpert	1996

Director

Ms. Wolpert, 57, has been the owner of Wolpert Consulting LLC since October 2003. From December 2001 until her retirement in March 2003, she served as Vice President, Sales Transformation, Americas, at IBM. From June 2000 until December 2001, Ms. Wolpert served as Vice President, Central Region, Americas, at IBM and from January 1999 until June 2000, served as Vice President, Business Operations, Americas, at IBM. From January 1993 until December 1998, she served in various capacities at IBM, including General Manager System Sales, Latin America; Executive Assistant to the Chairman’s Office; General Manager, Northeast Area; Vice President of Operations, Northeast Area; and General Manager, Northern New England. In January 2007, Ms. Wolpert began serving as the independent Chair of the Board. Ms. Wolpert is also a director of Lam Research Corporation.

Class I Directors (Terms Will Expire at the 2008 Annual Meeting)

Director’s Name	Year Director First Became Director	Position, Age, Principal Occupation, Business Experience and Other Directorships
James W. Bagley	1996

Director

Mr. Bagley, 68, has served as Executive Chairman of the Board of Directors of Lam Research Corporation since June 2005 and previously, from September 1998 to June 2005, served as Chairman of the Board of Directors and, from August 1997 until June 2005, served as Chief Executive Officer. He served as Chairman and Chief Executive Officer of OnTrak Systems, Inc. from May 1996 until July 1997. From November 1981 until May 1996, Mr. Bagley served in various capacities at Applied Materials, Inc., including President and Chief Operating Officer from 1987 through 1994, Vice Chairman and Chief Operating Officer from January 1994 until October 1995, and Vice Chairman from October 1995 until May 1996. Mr. Bagley is also a director of Micron Technology, Inc.

Michael A. Bradley	2004

Director, President and Chief Executive Officer

Mr. Bradley, 58, has served as a director since April 2004 and as Chief Executive Officer since May 2004 and as President since May 2003. He served as President of Semiconductor Test Division from April 2001 until May 2003 and as Chief Financial Officer from July 1999 until April 2001. He served in various Vice President positions within Teradyne from 1992 until 2001. Mr. Bradley is also a director of Entegris, Inc.

Vincent M. O’Reilly	1998

Director

Mr. O’Reilly, 70, has served as a Distinguished Senior Lecturer at the Carroll Graduate School of Management of Boston College since October 1997. From 1969 until his retirement in September 1997, he was a partner, Chief Operating Officer or Vice-Chairman at Coopers & Lybrand L.L.P. Mr. O’Reilly is also a director Eaton Vance Corp.

Class II Directors (Terms Will Expire at the 2008 Annual Meeting)

Nominee’s Name	Year Director First Became Director	Position, Age, Principal Occupation, Business Experience and Other Directorships
Albert Carnesale	1993

Director

Mr. Carnesale, 70, has served as Chancellor Emeritus of the University of California, Los Angeles since July 2006 and served as Chancellor from July 1997 to July 2006. He served as Provost of Harvard University from October 1994 until June 1997 and was the Dean of The John F. Kennedy School of Government from November 1991 through December 1995 where he also served as Professor of Public Policy from 1974 through 1995. Mr. Carnesale is also a director of Westwood One, Inc.

Roy A. Vallee	2000

Director

Mr. Vallee, 54, has been Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. since July 1998. From November 1992 until July 1998, he was Vice Chairman of the Board of Directors of Avnet, Inc. He also served as President and Chief Operating Officer of Avnet, Inc. from March 1992 until July 1998. Mr. Vallee is also a director of Synopsys, Inc.

CORPORATE GOVERNANCE

Director Independence

Under current SEC and New York Stock Exchange rules, a director only qualifies as “independent” if the board of directors affirmatively determines that he or she has no material relationship with Teradyne (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In addition to a director meeting the independence tests pursuant to New York Stock Exchange rules, in order to be considered independent he or she must also meet the following categorical standards that Teradyne has adopted:

(1) If a director is an executive officer of a charitable organization, Teradyne’s contributions to the organization during the last fiscal year do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross receipts.

(2) If a director is an executive officer, general partner, or significant equity holder (in excess of 10%) of another company that makes payments to, or receives payments from us for property or services, the amount of such payments, during the last fiscal year, does not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues.

(3) If a director is an executive officer, general partner or significant equity holder (in excess of 10%) of another company which is indebted to Teradyne, or to which Teradyne is indebted to, the total amount of either company’s indebtedness to the other during the last fiscal year does not exceed 5% of the total consolidated assets of the other company.

The categorical standards for determining independence are available on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

The Board has determined that the following directors are independent within the meaning of the SEC and New York Stock Exchange rules, have no material relationship with Teradyne and meet the categorical standards:

James W. Bagley	Edwin J. Gillis	Roy A. Vallee
Albert Carnesale	Vincent M. O’Reilly	Patricia S. Wolpert

In determining the independence of Teradyne’s directors, the Board reviewed and determined that Mr. Vallee’s position as Chairman of the Board and Chief Executive Officer of Avnet, Inc., one of Teradyne’s suppliers, and his position as a director of Synopsys, Inc., one of Teradyne’s customers and suppliers, are not material under the categorical standards.

Teradyne has two directors who the Board has determined are not independent. Mr. Bradley is not independent because he is Teradyne’s Chief Executive Officer and President. Mr. Tufano is not independent because he is the interim Chief Executive Officer and Chief Financial Officer of Solectron Corporation (“Solectron”), one of Teradyne’s customers and suppliers. As described further below, Teradyne’s purchases from Solectron exceed two percent (2%) of Solectron’s consolidated gross revenues, and therefore Mr. Tufano is not considered an independent director within the meaning of the rules of the New York Stock Exchange or the categorical standards.

Related Party Transaction

Mr. Tufano, who joined the Board in March 2005, became Executive Vice President and Chief Financial Officer of Solectron in January 2006. In the ordinary course of business, Teradyne has for the past 10 years purchased printed circuit board assemblies from and also sold in-circuit testers to Solectron. In 2006, Teradyne purchased $229.9 million of printed circuit boards from Solectron and sold in-circuit testers to Solectron of $5.7 million. Teradyne believes that these purchases and sales were made on terms and conditions that were fair and not less favorable to us than Teradyne could have obtained from unaffiliated parties. Mr. Tufano receives no direct interest in the transaction. Teradyne expects to continue the business relationship with Solectron in 2007 on similar terms.

In fiscal year 2006, Teradyne had only one related party transaction, the relationship with Solectron. Under Teradyne’s written “Conflict of Interest Policy” the Chief Financial Officer notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports the results of these inquiries to the Audit Committee. The Audit Committee has reviewed the relationship with Solectron since Mr. Tufano became its Chief Financial Officer.

Corporate Governance Guidelines

The Corporate Governance Guidelines provide the framework for the conduct of the Board’s business. It addresses several policies with respect to the composition of the board, the limits on the number of public company boards each director may serve on, the director selection process, the director orientation and continuing education program and other policies. In January 2007, the Board amended the guidelines to include a policy statement on shareholder rights plans, commonly referred to as poison pills. Pursuant to the policy the Board shall seek and obtain shareholder approval before adopting a poison pill. However, the Board may adopt a poison pill, if under the circumstances, the Board, including a majority of the independent directors, deems it in the best interests of the shareholders to adopt a poison pill without the delay in first seeking their approval.

Code of Ethics

The Standards of Business Conduct and Ethics is Teradyne’s ethics policy. It is applicable on a worldwide basis and provides the standards and guidelines of conduct for Teradyne’s employees, officers and directors, and for others doing business with Teradyne. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis by contacting the Ethics Office at 600 Riverpark Drive, North Reading, MA 01864 or calling a toll-free telephone number 1-800-224-8113.

Availability of Corporate Governance Documents

Teradyne’s Corporate Governance Guidelines, the ethics policy and the charters for each of the standing committees of the Board are available on the company’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, or in print by writing to Teradyne at 600 Riverpark Drive, North Reading, MA 01864. Attention: Investor Relations.

THE BOARD

General

In January 2007, Patricia Wolpert assumed the role of independent Chair of the Board upon George W. Chamillard’s retirement. Also in January 2007, the Board voted to repeal the classified board structure and amend Teradyne’s bylaws to provide that all directors be elected annually for a one-year term, effective immediately prior to the opening of the polls at the 2008 annual meeting of shareholders. At next year’s annual meeting, all of the directors will be up for election by the shareholders.

Board Meetings

The Board met nine times and took action by unanimous written consent once during the year ended December 31, 2006. The non-employee directors (also known as the non-management directors) held executive sessions in which they met without management after four of the regularly scheduled meetings during 2006. The independent directors also met without management after one of the regularly scheduled meetings during 2006. During 2006, each non-employee director served from time to time as the presiding director at each executive session as service rotated among directors on a per meeting basis. However, since Ms. Wolpert became the independent Chair of the Board, the lead director policy was eliminated. Ms. Wolpert now presides over all Board meetings and each executive session. During 2006, each director attended at least 75% of the total number of meetings of the Board and committee meetings. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, provide a framework for the conduct of the Board’s business and also lists some of the duties of the independent Chair. Also under the Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. Accordingly, all directors attended the 2006 Annual Meeting of Shareholders held on May 25, 2006.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the rules of the New York Stock Exchange, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Charters for each committee are available on the company’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link and are also available upon written request. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James W. Bagley*	Albert Carnesale	Albert Carnesale*
Edwin J. Gillis	Roy A. Vallee*	Roy A. Vallee
Vincent M. O’Reilly	Patricia S. Wolpert	Patricia S. Wolpert

*	Committee Chair

Audit Committee

The Audit Committee has three members, all of whom have been determined by the Board to be independent pursuant to the SEC and New York Stock Exchange rules, as well as the categorical standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Audit Committee’s oversight responsibilities, discussed in greater detail in the charter, include, among other things:

•	matters relating to the financial disclosure and reporting process, including the system of internal controls,

•	performance of the internal audit function,

•	compliance with legal and regulatory requirements, and

•	appointment and activities of the independent auditors.

The Audit Committee met ten times during 2006. The responsibilities of the Audit Committee and its activities during 2006 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has three members all of whom have been determined by the Board to be independent pursuant to the SEC and New York Stock Exchange rules, as well as the categorical standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	review and oversight of Teradyne’s compensation plans and policies (including the administration of the incentive, equity-based and other compensatory plans),

•	recommend changes and/or recommend the adoption of new plans to the Board, as appropriate,

•	review and recommend to the Board each year the compensation for non-employee directors and committee members,

•	evaluation of and recommendation to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer, and

•	review and approval of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of outside advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and performs various functions in administering the compensation plans and programs.

The Compensation Committee met five times during 2006. The Compensation Committee establishes a calendar each year to ensure the complete review of compensation-related matters. The standard topics addressed by the Compensation Committee during these meetings include executive officer compensation, equity plan budgets, overall review of benefit plans including retirement plans, executive stock ownership positions and directors’ compensation. The Compensation Committee also performs a review and evaluation each year of its performance against the responsibilities and duties contained in the Compensation Committee Charter. In general, except for executive sessions, the meetings are also attended by the Board Chair, the Chief Executive Officer, the General Counsel and several members of the Human Resources Department.

In determining executive officer compensation for 2006 and 2007, the Compensation Committee engaged the services of Pearl Meyer & Partners, an executive compensation consulting firm. The Compensation Committee has used this firm over the past four years to assist it in determining executive officer compensation levels. Specifically for both 2006 and 2007, Pearl Meyer & Partners reviewed the comparator peer group and provided a report on competitive analysis of total direct compensation (including base salary, short-term incentives, long-term incentives and retirement benefits) for the Chief Executive Officer and all executive officers. A representative of Pearl Meyer & Partners attended the January 2006 Compensation Committee meeting to answer any questions the committee had about its report. Teradyne does not use Pearl Meyer & Partners for any other consulting work, although it does purchase Pearl Meyer & Partners’ proprietary compensation surveys.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members, all of whom have been determined by the Board to be independent pursuant to the SEC and New York Stock Exchange rules, as well as the categorical standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	identify individuals qualified to become Board members,

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders,

•	develop and recommend to the Board a set of corporate governance principles,

•	oversee and advise the Board with respect to corporate governance matters, and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including:

•	recommendations from existing Board members, executive officers, and shareholders; or

•	through engagements with executive search firms.

For example, in 2005 and 2006 Teradyne’s Chief Executive Officer recommended each of Messrs. Tufano and Gillis as a director candidate to the Nominating and Corporate Governance Committee. After an extensive review, the Nominating and Corporate Governance Committee recommended to the full Board that each of Messrs. Tufano and Gillis be named to the Board.

The Nominating and Corporate Governance Committee met six times during 2006.

Qualifications of Director Candidates. In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee takes into account many factors, including whether the individual meets the requirements for independence, his or her professional expertise and educational background, and other factors that promote diversity of views and experience. The Nominating and Corporate Governance Committee evaluates each individual in the context of the entire Board, with the objective of recommending nominees who can best further the business and represent shareholder interests. In furtherance of the foregoing, nominees recommended by the Nominating and Corporate Governance Committee or by shareholders to stand for election as a director must, at a minimum, meet the criteria established by the Nominating and Corporate Governance Committee. A copy of these criteria are contained in the Corporate Governance Guidelines. As part of the review in 2006 by the Nominating and Corporate Governance Committee of Teradyne’s corporate governance documents, these criteria were reviewed. No changes to these criteria were recommended as a result of such review.

Procedures for Shareholders to Recommend Director Candidates. Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in the bylaws. The procedures are summarized in this proxy statement under the heading “Shareholder Proposals and Board Candidates.” The Secretary will provide the notice to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the qualifications described in “Qualifications of Director Candidates” above.

Shareholder Proposals and Board Candidates

The bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. For shareholders who wish to nominate a candidate for director at the

2008 annual meeting of shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding the nominee, including name, address, occupation and shares held by the shareholder making the proposal. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2008 annual meeting of shareholders, Teradyne must receive notice within the timelines described above for director nominations. If a shareholder who wishes to present a proposal but fails to notify Teradyne in time, that shareholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2008 annual meeting of shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to bring a proposal intended for inclusion in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2008 annual meeting of shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than December [__], 2007.

It is suggested that shareholders submit their proposals either by courier or Certified Mail—Return Receipt Requested.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing at the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, computer viruses, and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Audit Committee Report

The Board has an Audit Committee with oversight responsibilities that include matters relating to Teradyne’s financial disclosure and reporting process, including the system of internal controls over financial reporting, the performance of Teradyne’s internal audit function, compliance with legal and regulatory requirements, and the appointment and activities of Teradyne’s independent auditors. The Audit Committee regularly discusses with Teradyne’s management, internal audit, and independent auditors the financial information prepared by Teradyne, Teradyne’s systems of internal controls and its internal audit process. Each year the Audit Committee engages the independent auditors, reviews periodically the auditors’ performance and independence and approves the independent auditors’ fees. The Audit Committee meets with the independent auditors (both with and without the presence of Teradyne’s management) to review and discuss the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90, as amended (Communications with Audit Committees), including various matters pertaining to the audit, such as Teradyne’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, internal controls over financial reporting, certain procedures and policies employed by Teradyne, and Teradyne’s compliance with certain legal and regulatory requirements that were effective during the applicable period.

The Board adopted a written charter for the Audit Committee setting out the Audit Committee’s responsibilities. A copy of the Audit Committee Charter is available on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Shareholders also may request a copy of the charter by writing to Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864, Attention: Investor Relations. The Audit Committee reviews the Audit Committee Charter annually and will amend its charter as it and the Board deem necessary or appropriate.

Management has primary responsibility for Teradyne’s consolidated financial statements and the overall reporting process, including Teradyne’s system of internal controls. The independent auditors are responsible for planning and carrying out an audit of Teradyne’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting. The independent auditors discuss with the Audit Committee any issues they believe should be raised with the Audit Committee.

In 2007, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2006 and met with both management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Teradyne’s independent auditors, to discuss those financial statements. These discussions addressed the quality in addition to the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. In addition, during the course of the fiscal year ended December 31, 2006, management provided periodic updates to the Audit Committee regarding Teradyne’s compliance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations and the activities undertaken during the year to improve the efficiencies and costs of Teradyne’s internal controls. The Audit Committee provided oversight and advice to management during the process. At the conclusion of the process, management provided the Audit Committee with and the Audit Committee reviewed a report on the effectiveness of Teradyne’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Teradyne’s annual report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Teradyne’s annual report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Teradyne’s efforts related to its internal control over financial reporting and management’s preparations for the assessment in the fiscal year ending December 31, 2007.

The Audit Committee has received from and discussed with PricewaterhouseCoopers the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers the independence of PricewaterhouseCoopers. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90, as amended (Communications with Audit Committee).

Based on these reviews and discussions with management and PricewaterhouseCoopers, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Audit Committee and the Board also have recommended, and are asking the shareholders to ratify, the selection of PricewaterhouseCoopers as Teradyne’s independent auditors for the 2007 fiscal year.

Messrs. Bagley, Gillis, and O’Reilly are the current members of the Audit Committee, with Mr. Bagley serving as the Chair. Each committee member meets the independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Exchange Act and Section 303A.02 of the Listed Company Manual pursuant to the rules of the New York Stock Exchange. Each member of the Audit Committee is able to read and understand fundamental financial statements. The Board has determined that all members of the Audit Committee are “audit committee financial experts” as defined in the rules and regulations of the Exchange Act.

AUDIT COMMITTEE

James W. Bagley (Chair)

Edwin J. Gillis

Vincent M. O’Reilly

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PricewaterhouseCoopers, Teradyne’s independent registered public accounting firm, for the fiscal years ended December 31, 2006 and December 31, 2005.

	2006	2005
Audit Fees	$2,049,000	$1,771,000
Audit-Related Fees	182,000	801,000
Tax Fees	41,000	393,000
All Other Fees	1,500	3,000

Total:	$2,273,500	$2,968,000

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of the annual financial statements and internal control over financial reporting for fiscal years 2006 and 2005. These fees include the reviews of Teradyne’s interim financial statements included in its quarterly reports on Forms 10-Q and services that are normally provided by PricewaterhouseCoopers in connection with other statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of Teradyne’s consolidated financial statements and are not reported under the heading “Audit Fees.” These services include financial statement audit services related to the divestiture of Teradyne’s Connection Systems Division and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax Fees are fees for professional services rendered that are related to tax planning, federal, state and international tax compliance, assistance with tax audits and appeals, assistance with customs and duties audits, expatriate tax services, assistance related to the impact of mergers, acquisitions, and divestitures on tax return preparation, and due diligence services related to domestic and foreign subsidiaries.

All Other Fees

All Other Fees are fees for services other than the services reported above. In 2006 and 2005, there were $1,500 and $3,000, respectively, paid related to technical accounting software licenses.

The Audit Committee has determined that the non-audit services provided by PricewaterhouseCoopers as described above are compatible with maintaining PricewaterhouseCoopers’ independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

During 2006 and 2005, the Audit Committee pre-approved all audit, audit-related, tax and other services performed by PricewaterhouseCoopers.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditors’ independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent auditors, the Audit Committee adopted a policy for the pre-approval of certain specified services which may be provided by the independent auditors. Under this policy, the Audit Committee has pre-approved the auditors’ engagement for the provision of certain services set forth in a detailed list subject to a dollar limit of either $50,000 or $100,000, depending on the service. The services set forth on the list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, Teradyne informs the Audit Committee, at least annually or more frequently upon their request, if it uses any pre-approved service and the fees incurred in connection with that service.

DIRECTOR COMPENSATION

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee.

Cash Compensation

In 2006, the non-employee directors were compensated at the rate of $50,000 per year and the Chairman was compensated at the rate of $100,000 per year. Non-employee directors who served as a chair of a standing committee of the Board received an additional $5,000 per year, except the Chair of the Audit Committee, who received an additional $10,000 per year. Beginning in 2007, non-employee directors are compensated at a rate of $60,000 per year, and the Chair of the Board is compensated at the rate of $180,000 per year. Teradyne increased the Chair’s cash compensation component in 2007 because the equity compensation component was significantly reduced from $180,000 to $100,000. Non-employee directors who serve as chair of a standing committee of the Board will receive an additional $7,500 per year, except the Chair of the Audit Committee, who will receive an additional $12,500 per year.

Equity Compensation

In 2006, each non-employee director received 5,241 restricted stock units having a fair market value of $90,000 at the time of grant, February 6, 2006. The Chairman at the time, Mr. Chamillard, received 10,483 restricted stock units with a fair market value of $180,000 at the time of grant, February 6, 2006. Each restricted stock unit represents the right to receive one share of common stock, with 100% of the award vesting on the first anniversary of the grant date. Upon Mr. Chamillard’s retirement on December 31, 2006, his restricted stock unit award became fully vested.

Beginning 2007, Teradyne reduced the amount of the annual equity grant for the Chair of the Board from a fair market value of $180,000 to $100,000, consistent with the annual equity grants of all other directors. The 2006 Equity and Cash Compensation Incentive Plan provides that each non-employee director is automatically granted an award, either in equity or cash, equal to (1) $150,000 on the date first elected to the Board and (2) $100,000 on the first Monday in February each year while such person continues to be a non-employee director. At the discretion of the Board, an award under the plan may include any of the following, individually or in combination: a restricted stock unit, restricted stock, nonstatutory stock option, SAR or cash. Awards of restricted stock or restricted stock units to non-employee directors have a minimum vesting period of no less than one year. Any options, SARs or other cash awards issued to non-employee directors may, at the Compensation Committee’s discretion, be immediately exerciseable on the date of grant. Awards granted under this plan are in addition to the annual Board and committee cash retainers Teradyne pays to non-employee directors.

Director Deferral Program

Pursuant to the Deferral Plan for Non-Employee Directors, the non-employee directors may elect to defer their cash and/or equity compensation and have the compensation invested into (1) a notional interest bearing account (based on ten-year treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If non-employee directors participate in the plan, within ninety (90) days of the date the director no longer serves as such, he or she will receive either the cash value of the notional account or shares of the common stock underlying the DSU’s. Any such common stock received by non-employee directors pursuant to the Deferral Plan is granted pursuant to the 2006 Equity and Cash Compensation Incentive Plan or the 1997 Employee Stock Option Plan, depending on the plan in effect at the time of the deferral.

Miscellaneous

Directors are reimbursed for reasonable expenses for travel and lodging in connection with attendance at meetings. Directors who are employees of Teradyne receive no compensation in their capacity as a director.

Director Summary Compensation Table

The table below summarizes the compensation Teradyne paid to its non-employee directors for the fiscal year ended December 31, 2006.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James W. Bagley	$52,500	$81,000	$0	$0	$0	$0	$133,500
Albert Carnesale	$55,000	$81,000	$0	$0	$0	$0	$136,000
George Chamillard	$100,000	$180,000	$0	$0	$0	$0	$280,000
Edwin J. Gillis	$12,500	$37,000	$0	$0	$0	$0	$49,500
Vincent M. O’Reilly	$50,000	$81,000	$0	$0	$0	$0	$131,000
Paul J. Tufano	$57,500	$81,000	$0	$0	$0	$0	$138,500
Roy A. Vallee	$50,000	$81,000	$0	$0	$0	$0	$131,000
Patricia S. Wolpert	$55,000	$81,000	$0	$0	$0	$0	$136,000

(1)	Mr. Bradley, the Chief Executive Officer and President, is not included in this table as he is an employee of Teradyne and thus receives no compensation for his services as director. The compensation received by Mr. Bradley is shown in the Summary Compensation Table on page [__].
(2)	The annual retainer for 2006 was $50,000 for each non-employee director and $100,000 for the Chairman of the Board. Mr. Gillis joined the Board in October 2006 and therefore received 25% of the annual retainer. Mr. Carnesale and Ms. Wolpert each received $5,000 as the Chairs of the Nominating and Governance Committee and Compensation Committee, respectively. Mr. Tufano was the Chair of the Audit Committee from January until September 2006 and received $7,500 for this service. Mr. Bagley was the Chair of the Audit Committee from October through December 2006 and received $2,500 for this service.
(3)	The amounts under the “Stock Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 calculated in accordance with FAS 123R for restricted stock units issued in 2006. For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the annual report on Form 10-K for fiscal year 2006. As of December 31, 2006, each director, except Messrs. Gillis and Chamillard, had 5,241 unvested restricted stock units. These restricted stock units had a fair market value of $90,000 at the time of grant, February 6, 2006. Mr. Gillis had 11,398 unvested restricted stock units with a fair market value of $150,000 at the date of grant, October 2, 2006. Mr. Chamillard 10,483 restricted stock units with a fair market value of $180,000 at the time of grant, February 6, 2006. These restricted stock units became fully vested upon his retirement on December 31, 2006.
(4)	As of December 31, 2006, non-employee directors had the following vested stock options outstanding: Mr. Bagley 70,500, Mr. Carnesale 70,500, Mr. Chamillard 30,000, Mr. O’Reilly 60,500, Mr. Tufano 25,000, Mr. Vallee 79,500 and Ms. Wolpert 70,500.

EXECUTIVE COMPENSATION

[ To be provided in Definitive Proxy Statement]

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO

1996 EMPLOYEE STOCK PURCHASE PLAN

Proposed Amendment

On February 28, 2007, the Board adopted an amendment to the 1996 Employee Stock Purchase Plan (the “ESPP”) which is subject to the approval of the shareholders. The Board has approved and recommends the shareholders approve an amendment to the ESPP that will increase the aggregate number of shares of common stock authorized for issuance under the ESPP by 5,000,000 shares. The ESPP, as amended including the proposed amendment for the shareholders to approve, is attached as Appendix A.

The ESPP provides a performance incentive to employees and encourages broad employee stock ownership in Teradyne. The Board believes that the proposed amendment is essential to permit us to continue the pursuit of these objectives.

The ESPP was adopted by the Board on March 19, 1996, and approved by the shareholders on April 18, 1996. The ESPP was the successor plan to Teradyne’s 1979 Employee Stock Purchase Plan. In March 2004, the Board of Directors adopted an amendment to the ESPP to increase the aggregate number of shares of common stock that may be issued under the ESPP by 5,000,000 shares. This amendment was approved by the shareholders on May 27, 2004. In May 2006, the Compensation Committee of the Board approved an administrative amendment to eliminate the 3,000 annual share limitation under the ESPP. In January 23, 2007, the Board approved an administrative amendment to the ESPP to change the “fair market value” determination to be measured by the closing price on a national securities exchange of common stock rather than the average of high and low prices of common stock on such exchange.

As of December 31, 2006, only 1,268,544 shares remained authorized for issuance under the ESPP. If the increase in the number of shares authorized for issuance under the ESPP is not approved, Teradyne will have to terminate the ESPP on December 31, 2007. Teradyne will no longer be able to provide a broad-based equity incentive plan to encourage employee ownership in Teradyne. An absence of a suitable long-term, equity-based incentive plan might negatively impact the recruitment and retention of present and future employees.

Description of the ESPP

The ESPP is intended to provide an incentive to, and to encourage stock ownership by all eligible employees so that they may share in the company’s growth by acquiring or increasing their ownership interest in Teradyne. The ESPP is designed to encourage eligible employees to remain employed by Teradyne. Under the ESPP, payroll deductions are used to purchase common stock for eligible, participating employees. As of March 31, 2007, [            ] employees participated in the ESPP.

The ESPP is an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. It is administered by the Compensation Committee of the Board. The Compensation Committee has the power to interpret the ESPP, determine all questions or issues that might arise under the ESPP, and to adopt and amend rules and regulations for administration of the ESPP, as the Compensation Committee may deem appropriate. The Compensation Committee or the Board may from time to time adopt amendments to the ESPP. However, the approval of the shareholders is required for any amendment that:

•	increases the number of shares that may be issued under the ESPP;

•	changes the class of employees eligible to receive options under the ESPP, if such change would be treated as the adoption of a new plan for the purposes of the applicable provisions of the Code;

•	causes Rule 16b-3 under the Exchange Act to be inapplicable to the ESPP; or

•	requires shareholder approval pursuant to the rules and regulations of the New York Stock Exchange.

The ESPP may be terminated at any time by the Board; however, such termination will not affect options then outstanding under the ESPP. If, at any time, shares of Teradyne’s common stock reserved for issuance under the ESPP remain available for purchase, but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares will be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the ESPP will terminate. Upon termination of the ESPP, all payroll deductions not used to purchase common stock will be refunded to ESPP participants without interest.

As amended, the ESPP would authorize the issuance of up to 5,000,000 shares of common stock in addition to the 15,400,000 shares of common stock previously authorized under the plan. In 2006, employees purchased approximately 1.2 million shares pursuant to the ESPP. Based on the 2006 purchase and participation rate, Teradyne expects that the 5,000,000 share increase would last for approximately another four years. Participants are generally protected against dilution in the event of certain capital changes such as a recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction.

An employee electing to participate in the ESPP must authorize an amount (a whole percentage not less than 2% nor more than 10% of the employee’s cash compensation) to be deducted from the employee’s pay and applied toward the purchase of common stock under the plan. For the duration of the ESPP, the payment period is two six-month periods commencing on the first day of January and ending on the last day of June, and commencing on the first day of July and ending on the last day of December, of each calendar year.

Employees of Teradyne (and participating subsidiaries) whose customary employment is not less than 20 hours per week and is more than 5 months per calendar year are eligible to participate in the ESPP and may join the ESPP on January 1. Employees hired between January 1 and June 30 each year may join on July 1. An employee may not be granted an option under the ESPP if, after the granting of the option, such employee would be treated as owning five percent or more of the common stock. Non-employee directors cannot participate in the ESPP.

On the first business day of each payment period, Teradyne will grant to each participant an option to purchase shares of common stock. On the last day of the payment period, the employee will be deemed to have exercised this option, at the option price, to the extent of such employee’s accumulated payroll deductions, on the condition that the employee remains eligible to participate in the ESPP throughout the payment period. However, in no event may the employee exercise an option granted under the ESPP for more than $25,000 of fair market value of the shares during a calendar year. Furthermore, no employee may be granted an option which permits that employee to purchase shares of common stock under the ESPP to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the respective date(s) of grant) for each calendar year in which the option is outstanding. Any excess accumulation of payroll deductions will be promptly refunded to the employee without interest.

Under the terms of the ESPP, the option price is an amount equal to the lesser of:

•	85% of the fair market value of the common stock on the first business day of the payment period, or

•	85% of the fair market value of the common stock on the last business day of the payment period.

Teradyne will accumulate and hold for the employee’s account the amounts deducted from the employee’s pay. No interest will be paid on these amounts. An employee may participate in the ESPP by delivering an authorization stating the initial percentage to be deducted from the employee’s pay and authorizing the purchase of shares of common stock for the employee in each payment period in accordance with the terms of the ESPP.

Under the ESPP, the “fair market value” is (i) the closing price (on that date) of the the common stock on the New York Stock Exchange, the principal national securities exchange on which the common stock is traded; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the common stock is not traded on a principal national securities exchange; or (iii) if the common stock is not publicly traded, the fair market value is determined by the Compensation Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the common stock in private transactions negotiated at arm’s length.

Unless an employee files a new authorization or withdraws from the ESPP, the deductions and purchases under the authorization the employee has on file under the ESPP will continue from the initial payment period to succeeding payment periods as long as the ESPP remains in effect. Deductions may not be increased during a payment period. Deductions may be decreased during a payment period, provided that an employee may not decrease his deduction more than twice during any payment period (and, with respect to employees who participate in the ESPP effective July 1 of the payment period, once during any payment period).

An employee may withdraw from the ESPP, in whole but not in part, at any time prior to the last business day of each payment period by delivering a withdrawal notice to us, in which event Teradyne will refund the entire balance of the employee’s deductions not previously used to purchase stock under the ESPP.

If an employee is not a participant in the ESPP on the last day of the payment period, the employee generally is not entitled to exercise his option. An employee’s rights under the ESPP generally terminate upon his voluntary withdrawal from the ESPP at any time, or when he ceases employment because of retirement, resignation, discharge, death, change of status or any other reason, except that if an employee is laid-off during the last three months of any payment period, that employee is nevertheless deemed to be a participant in the ESPP on the last day of the payment period. Notwithstanding any other provision herein, if a participant’s employment is terminated by reason of retirement, and the date of such termination occurs after the date that is three months prior to the last day of the payment period, such participant’s rights under the ESPP are not immediately terminated, and if the participant has not withdrawn from the ESPP, such participant’s options shall be deemed to have been exercised on the last day of the payment period in accordance with the terms of the ESPP.

An employee’s rights under the ESPP are the employee’s alone and may not be transferred to, assigned to, or availed of by, any other person, except by will or the laws of descent and distribution. Any option granted to an employee may be exercised, during the employee’s lifetime, only by the employee.

The proceeds received by Teradyne from the sale of the common stock pursuant to the ESPP will be used for general corporate purposes. The obligation to deliver shares of common stock is subject to the approval of any governmental authority required in connection with the sale or issuance of such shares.

The following general rules are currently applicable for United States federal income tax purposes upon the grant and exercise of options to purchase shares of common stock pursuant to the ESPP:

1.	The amounts deducted from an employee’s pay under the ESPP will be included in the employee’s compensation subject to federal income tax. In general, no additional income will be recognized by the employee either at the time options are granted pursuant to the ESPP or at the time the employee purchases shares pursuant to the ESPP.

2.	If the employee disposes of shares of common stock more than two years after the first business day of the payment period in which the employee acquired the shares, then upon such disposition the employee will recognize compensation income in an amount equal to the lesser of:

(a)	the excess, if any, of the fair market value of the shares on the date of disposition over the amount the employee paid for the shares, or

(b)	approximately 15% of the fair market value of the shares on the first business day of the payment period.

In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee’s adjusted tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as compensation income). If the employee’s holding period for the shares exceeds one year, such gain or loss will be long-term capital gain or loss.

3.	If the employee disposes of shares of common stock within two years after the first business day of the payment period in which the employee acquired the shares, then upon disposition the employee will recognize compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the last business day of the applicable payment period over the amount the employee paid for the shares.

In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the employee’s adjusted tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed to the employee as compensation income). If the employee’s holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

4.	If the two-year holding period is satisfied with respect to common stock issued upon exercise of an option, Teradyne will not be entitled to a tax deduction with respect to such option or the issuance of shares of common stock upon exercise of such option. If the two-year holding period is not satisfied with respect to common stock issued upon exercise of an option, Teradyne generally will be entitled to a tax deduction equal to the amount of compensation income taxable to the employee upon disposition of such common stock.

The Board recommends a vote FOR approval of the amendment to the 1996 Employee Stock Purchase Plan.

PROPOSAL NO.3

APPROVAL OF AN AMENDMENT TO

THE AMENDED AND RESTATED BY-LAWS TO ADOPT

MAJORITY VOTING FOR UNCONTESTED ELECTION OF DIRECTORS

On February 28, 2007, the Board, in its continuing review of corporate governance matters, determined that it is in the best interests of Teradyne and its stockholders to amend Teradyne’s Amended and Restated Bylaws (“Bylaws”) to provide for majority voting in uncontested elections of directors.

Subject to the approval of the stockholders, the Board has approved an amendment to Article II, Section 7 of the Bylaws to change the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard and to retain the plurality voting standard for the election of directors in contested elections. Upon approval by the stockholders, this amendment to the Bylaws will become effective as of the opening of the polls at the 2008 annual meeting of stockholders. The specific language of the amendment to the Bylaws is set forth in Appendix B.

Currently, directors are elected by a plurality vote. Under the plurality voting standard, a nominee for director receiving the most “for” votes is elected. Thus, votes not cast and votes cast to withhold authority to vote on the issue have no impact. Under a majority voting standard, the number of “for” votes cast in favor of a director nominee must be greater than the number of “against” votes received by the director nominee. In the event of a contested election, a plurality voting standard will apply to guard against a failed election contest in which no candidate receives a majority of the “for” votes.

The Board believes that the clear trend in corporate governance is towards greater adoption of the majority vote standard for uncontested elections. Corporate governance experts agree that the majority vote standard will likely become the norm over the next few years. Substantial discussion and commentary over the past year now provide valuable guidance on practical solutions to the various technical issues posed by implementation of a majority vote standard. Based on the Board’s continued review of the majority vote standard and further developments and trends in favor of the majority vote standard, the Board believes that support for the majority vote standard is warranted and appropriate.

For the reasons described above, the Board recommends a vote FOR this proposal.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent auditors for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s auditors since 1968. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting auditors for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

OTHER MATTERS

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail through the regular employees, the company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation. Teradyne has retained Georgeson Inc. to assist with the solicitation of proxies for an estimated fee of $8,000, plus reimbursement for out-of-pocket expenses, all of which will be borne by Teradyne.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. Additionally, Teradyne will furnish to any shareholder which requests in writing, a copy of the annual report on Form 10-K. In the event a shareholder requests an exhibit to Teradyne’s annual report on 10-K, Teradyne will provide such exhibit upon the payment of a reasonable fee which shall be limited to Teradyne’s reasonable expenses in furnishing such exhibit. To receive a copy of the annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the company’s website at www.teradyne.com under the “SEC Filings” section of the “Investors” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

APPENDIX A

TERADYNE, INC.

1996 EMPLOYEE STOCK PURCHASE PLAN

(as amended including proposed amendment)

Article 1 – Purpose.

This 1996 Employee Stock Purchase Plan (the “Plan”) is intended to encourage stock ownership by all eligible employees of Teradyne, Inc. (the “Company”), a Massachusetts corporation, and its participating subsidiaries (as defined in Article 17) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company and its participating subsidiaries. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Article 2 – Administration of the Plan.

The Plan may be administered by a committee appointed by the Board of Directors of the Company (the “Committee”). The Committee shall consist of not less than two members of the Company’s Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee may select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

In the event the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all power and authority to administer the Plan. In such event, the word “Committee” wherever used herein shall be deemed to mean the Board of Directors.

Article 3 – Eligible Employees.

No option may be granted to any person serving as a member of the Committee at the time of grant. Subject to the foregoing limitation, all employees of the Company or any of its participating subsidiaries on United States payroll who are employees of the Company or any of its participating subsidiaries on or before the first day of any Payment Period (as defined in Article 5), and whose customary employment is not less than twenty hours per week and more than five months in any calendar year shall be eligible to receive options under the Plan to purchase common stock of the Company, par value $.125 per share (“Common Stock”). All eligible employees shall have the same rights and privileges hereunder. Persons who elect to enter the Plan in accordance with Article 7 and who are eligible employees on the first business day of any Payment Period (as defined in Article 5) shall receive their options as of such day. Persons who elect to enter the Plan in accordance with Article 7 and who become eligible employees after any date on which options are granted under the Plan shall be granted options on the first business day of the next succeeding Payment Period on which options are granted to eligible employees under the Plan. In no event, however, may an employee be granted an option if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

Article 4 – Stock Subject to the Plan.

The stock subject to the options under the Plan shall be authorized but unissued Common Stock, or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 20,400,000, subject to adjustment as provided in Article 12. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

Article 5 – Payment Periods and Stock Options.

For the duration of the Plan, a Payment Period shall be defined as each six-month period commencing on the first day of January and ending on the last day of June and commencing on the first day of July and ending on the last day of December of each calendar year. Notwithstanding the foregoing, the first Payment Period during which payroll deductions will be accumulated under the Plan shall commence on July 1, 1996 and shall end on December 31, 1996.

On the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period, at the Option Price hereinafter provided for, a maximum number of shares (limited in accordance with this Article 5 and Article 8) on condition that such employee remains eligible to participate in the Plan throughout the remainder of such Payment Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant’s accumulated payroll deductions on the last day of such Payment Period. The Option Price per share for each Payment Period shall be the lesser of (i) 85% of the fair market value of the Common Stock on the first business day of the Payment Period and (ii) 85% of the fair market value of the Common Stock on the last business day of the Payment Period, in either event rounded up to the nearest cent. The foregoing limitation on the number of shares subject to option and the Option Price shall be subject to adjustment as provided in Article 12.

For purposes of the Plan, the term “fair market value” on any date means (i) the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on a national securities exchange; or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

For purposes of the Plan, the term “business day” means a day on which there is trading on The Nasdaq Stock Market or the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph; and if neither is applicable, a day that is not a Saturday, Sunday or legal holiday in Massachusetts.

Notwithstanding any other provision herein, no employee shall be granted an option which permits the employee’s right to purchase stock under the Plan, and under all other Section 423(b) employee stock purchase plans of the Company and any parent or subsidiary corporations, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the date or dates that options on such stock were granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If the participant’s accumulated payroll deductions on the last day of the Payment Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) $25,000 limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest.

Article 6 – Exercise of Option.

Each eligible employee who continues to be a participant in the Plan on the last day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as the participant’s accumulated payroll deductions on such date will pay for at the Option Price, subject to the Section 423(b)(8) $25,000 limitation described in Article 5. If the individual is not a participant on the last day of a Payment Period, then he or she shall not be entitled to exercise his or her option. Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in a participant’s account at the end of a Payment Period solely by reason of the inability to purchase a fractional share (and for no other reason) shall be refunded.

Article 7 – Authorization for Entering the Plan.

An employee may elect to enter the Plan by filling out, signing and delivering to the Company an authorization:

A. Stating the percentage to be deducted from the employee’s pay;

B. Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of the Plan; and

C. Specifying the exact name or names in which stock purchased for the employee is to be issued as provided under Article 11 hereof.

Such authorization must be received by the Company on or before the first day of the next succeeding Payment Period.

Unless a participant files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

The Company will accumulate and hold for each participant’s account the amounts deducted from his or her pay. No interest will be paid on these amounts.

Article 8 – Maximum Amount of Payroll Deductions.

An employee may authorize payroll deductions in an amount (expressed as a whole percentage) not less than two percent (2%) but not more than ten percent (10%) of the employee’s cash compensation.

Article 9 – Change in Payroll Deductions.

Deductions may not be increased during a Payment Period. Deductions may be decreased during a Payment Period, provided that an employee may not decrease his deduction more than once during any Payment Period.

Article 10 – Withdrawal from the Plan.

A participant may withdraw from the Plan (in whole but not in part) at any time prior to the last day of a Payment Period by delivering a withdrawal notice to the Company.

To re-enter the Plan, an employee who has previously withdrawn must file a new authorization on or before the first day of the next Payment Period in which he or she wishes to participate. The employee’s re-entry into the Plan becomes effective at the beginning of such Payment Period, provided that he or she is an eligible employee on the first business day of the Payment Period.

Article 11 – Issuance of Stock.

Certificates for stock issued to participants shall be delivered as soon as practicable after each Payment Period by the Company’s transfer agent.

Stock purchased under the Plan shall be issued only in the name of the participant, or if the participant’s authorization so specifies, in the name of the participant and another person of legal age as joint tenants with rights of survivorship.

Article 12 – Adjustments.

Upon the happening of any of the following described events, a participant’s rights under options granted under the Plan shall be adjusted as hereinafter provided:

A. In the event that the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a reorganization, split-up, liquidation, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company, each participant shall be entitled, subject to the conditions herein stated, to purchase such number of shares of Common Stock or amount of other securities of the Company as were exchangeable for the number of shares of Common Stock that such participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange; and

B. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to options hereunder, each participant upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which the participant is exercising his or her option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares, respectively, which the participant would have received if the participant had been the holder of the shares as to which the participant is exercising his or her option at all times between the date of the granting of such option and the date of its exercise.

Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are subject to options which have been or may be granted under the Plan and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect the events specified in paragraphs A and B above. Notwithstanding the foregoing, any adjustments made pursuant to paragraphs A or B shall be made only after the Committee, based on advice of counsel for the Company, determines whether such adjustments would constitute a “modification” (as that term is defined in Section 424 of the Code). If the Committee determines that such adjustments would constitute a modification, it may refrain from making such adjustments.

If the Company is to be consolidated with or acquired by another entity in a merger, a sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall, with respect to options then outstanding under the Plan, either (i) make appropriate provision for the continuation of such options by arranging for the substitution on an equitable basis for the shares then subject to such options either (a) the consideration payable with respect to the outstanding shares of the Common Stock in connection with the Acquisition, (b) shares of stock of the successor corporation, or a parent or subsidiary of such corporation, or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not exceed the fair market value of the shares of Common Stock subject to such options immediately preceding the Acquisition; or (ii) terminate each participant’s options in exchange for a cash payment equal to the excess of the fair market value on the date of the Acquisition of the number of shares of Common Stock that the participant’s accumulated payroll deductions as of the date of the Acquisition could purchase, at an option price determined with reference only to the first business day of the applicable Payment Period and subject to Code Section 423(b)(8) and fractional-share limitations on the amount of stock a participant would be entitled to purchase over the aggregate option price to such participant thereof.

The Committee or Successor Board shall determine the adjustments to be made under this Article 12, and its determination shall be conclusive.

Article 13 – No Transfer or Assignment of Employee’s Rights.

An option granted under the Plan may not be transferred or assigned, otherwise than by will or by the laws of descent and distribution. Any option granted under the Plan may be exercised, during the participant’s lifetime, only by the participant.

Article 14 – Termination of Employee’s Rights.

Whenever a participant ceases to be an eligible employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her rights under the Plan shall immediately terminate, and the Company shall promptly refund, without interest, the entire balance of his or her payroll deduction account under the Plan; provided, however, that if an employee is laid off during the last three months of any Payment Period, he shall nevertheless be deemed to be a participant in the Plan on the last day of the Payment Period. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or, if such leave is longer than 90 days, for so long as the participant’s right to re-employment is guaranteed either by statute or by written contract. Notwithstanding any other provision herein, if a participant’s employment is terminated by reason of retirement, and the date of such termination occurs after the date that is 3 months prior to the last day of the Payment Period, such participant’s rights under the Plan are not immediately terminated, and if the participant has not withdrawn from the Plan, such participant’s options shall be deemed to have been exercised on the last day of the Payment Period in accordance with the terms of the Plan.

Article 15 – Termination and Amendments to Plan.

The Plan may be terminated at any time by the Company’s Board of Directors but such termination shall not affect options then outstanding under the Plan. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the shareholders of the Company, no amendment may (i) increase the number of shares that may be issued under the Plan; (ii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Code Section 423(b) and the regulations thereunder; or (iii) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable to the Plan.

Article 16 – Limits on Sale of Stock Purchased under the Plan.

The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws and subject to any restrictions imposed under Article 21 to ensure that tax withholding obligations are satisfied. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

Article 17 – Participating Subsidiaries.

The term “participating subsidiary” shall mean any present or future subsidiary of the Company, as that term is defined in Section 424(f) of the Code, that is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the shareholders.

Article 18 – Optionees Not Shareholders.

Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been actually purchased by the employee.

Article 19 – Application of Funds.

The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

Article 20 – Notice to Company of Disqualifying Disposition.

By electing to participate in the Plan, each participant agrees to notify the Company in writing immediately after the participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Payment Period in which such Common Stock was acquired. Each participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as “disqualifying dispositions” under Sections 421 and 424 of the Code, which have certain tax consequences to participants and to the Company and its participating subsidiaries.

Article 21 – Withholding of Additional Income Taxes.

By electing to participate in the Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant’s compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant’s compensation, when amounts are added to the participant’s account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant’s accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

Article 22 – Governmental Regulations.

The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to identify shares of Common Stock issued under the Plan on its stock ownership records and send tax information statements to employees and former employees who transfer title to such shares.

Article 23 – Governing Law.

The validity and construction of the Plan shall be governed by the laws of Massachusetts, without giving effect to the principles of conflicts of law thereof.

Article 24 – Approval of Board of Directors and Stockholders of the Company.

The Plan was adopted by the Board of Directors on March 19, 1996 and on such date the Board of Directors resolved that the Plan was to be submitted to the shareholders of the Company for approval at the next meeting of shareholders. The plan was subsequently approved by the shareholders.

APPENDIX B

Proposed Amendment to

the Amended and Restated By-Laws of Teradyne, Inc.

Article II, Section 7 of the By-Laws is hereby deleted in its entirety and replaced with the following as of the date of the approval by the stockholders:

“7. Action at Meeting. When a quorum is present, the holders of a majority of the stock present or represented and voting on a matter, (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and voting on a matter) except where a larger vote is required by law, the Articles of Organization or these By-Laws, shall decide any matter to be voted on by the stockholders. Each Director shall be elected by a majority of the votes cast with respect to the Director at any meeting for the election of Directors at which a quorum is present, provided that if the number of nominees exceeds the number of Directors to be elected, the Directors shall be elected by a plurality of the votes cast by stock represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. For purposes of this Section, a majority of the votes cast means that the number of votes cast "for" a Director must exceed the number of votes cast "against" that Director. No ballot shall be required for such election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election. The corporation shall not directly or indirectly vote any share of its stock, provided, however, that notwithstanding the foregoing, the corporation may vote shares of its own stock held by it, directly or indirectly, in a fiduciary capacity.”

B-1

TERADYNE

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2007.

Vote by Internet

•     Log on to the Internet and go to

www.investorvote.com

•     Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-800-652-VOTE(8683) within the United States, Canada & Puerto Rico any time on a touch tone Telephone. There is NO CHARGE to you for the call.

•     Follow the instruction provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed.

The Board of Directors recommends a vote FOR all the listed nominees.

1. Election of Class III Directors.
	For	Withhold		For	Withhold		For	Withhold
01—Edwin J. Gillis	☐	☐	02—Paul J. Tufano	☐	☐	03—Patricia S. Wolpert	☐	☐

The Board recommends a vote FOR Proposals 2, 3 and 4

	For	Against	Abstain		For	Against	Abstain
2. To approve an amendment to the 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 5,000,000 shares.	☐	☐	☐	4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2007.	☐	☐	☐

3. To approve an amendment to the Amended and Restated By-Laws to adopt majority voting in uncontested director elections.	☐	☐	☐

B Non-Voting Items Change of Address – Please print new address below

				Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting	☐

C	Authorized Signatures—This section must be completed for your instructions to be executed. – Date and Sign Below

(Please sign your name(s) exactly as your name(s) appear(s) on this proxy. If stock is held jointly, each owner should sign. If signing as attorney, executor, trustee or guardian, please give your FULL title. Please read reverse side before signing.)

Date (mm/dd/yyyy) – Please print date below.	Signature 1–Please keep signature within the box.	Signature 2–Please keep signature within the box.

/ /

Proxy—Teradyne, Inc.

Proxy for Annual Meeting of Shareholders

May 24, 2007

10:00 A.M. Eastern Time

The Conference Center at Waltham Woods

860 Winter Street

Waltham, Massachusetts 02451

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints MICHAEL A. BRADLEY and EILEEN CASAL, or any of them, proxies, with full power of substitution to vote all shares of stock of Teradyne, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Teradyne, Inc. to be held on Thursday, May 24, 2007, at 10:00 A.M. Eastern Time, at The Conference Center at Waltham Woods, 860 Winter Street, Waltham, Massachusetts 02451, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated on or about April [        ], 2007, a copy of which has been received by the undersigned.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE PROXIES WILL HAVE THE AUTHORITY TO VOTE “FOR” THE ELECTION OF CLASS III DIRECTORS AND “FOR” THE PROPOSALS IN ITEMS 2 THROUGH 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

CONTINUED AND TO BE VOTED ON REVERSE SIDE